UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	June 23, 2014

INGLES MARKETS, INCORPORATED
(Exact name of registrant as specified in its charter)

North Carolina	0-14706	56-0846267
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

P.O. Box 6676, Asheville, NC	28816
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(828) 669-2941

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a- 12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On June 23, 2014, the Company amended its $175.0 million line of credit (the “Line”) and the Continuing Covenant and Collateral Agency Agreement (the “Covenant Agreement”) related to its $95.2 million Recovery Zone Facility Bonds.  The amendments (a) reduced the Consolidated Net Worth requirement and (b) increased the maximum allowed Restricted Payments in both the Line and the Covenant Agreement.

The amendments provide additional flexibility for the Company to consider stock repurchases under a plan approved by the Company’s Board of Directors during the year ended September 28, 2013.  Under the plan, up to four million shares of the Company’s Class A and Class B Common Stock may be repurchased through open market purchases, block trades, purchases from the Company’s Investment/Profit Sharing Plan and in negotiated private transactions.  To date, 1.5 million shares have been repurchased under the plan, leaving 2.5 million shares available for repurchase.

Item 9.01.  Financial Statements and Exhibit.

Exhibit Number	Description of Exhibit

10.1
Sixth Amendment to the Credit Agreement dated as of May 12, 2009, among the Company the lenders from time to time party thereto, Bank of America, N.A., as administrative agent, swing line lender and l/c issuer, and the other agents, joint lead arrangers and joint book managers party thereto

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INGLES MARKETS, INCORPORATED

June 23, 2014
	By:	/s/ Ronald B. Freeman
Ronald B. Freeman
Chief Financial Officer